UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.  10 ) *

Global Industrial Company
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

37892E 102
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 37892E 102    Page 1 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,128,118
	6	SHARED VOTING POWER 8,345,537
	7	SOLE DISPOSITIVE POWER 3,128,118
	8	SHARED DISPOSITIVE POWER 8,345,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,473,655
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.34%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 2 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,995,134
	6	SHARED VOTING POWER 12,217,053
	7	SOLE DISPOSITIVE POWER 2,995,134
	8	SHARED DISPOSITIVE POWER 12,217,053
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,212,187
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.23%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 3 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,175,260
	6	SHARED VOTING POWER 12,986,217
	7	SOLE DISPOSITIVE POWER 2,175,260
	8	SHARED DISPOSITIVE POWER 12,986,217
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,161,477
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.10%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 4 of 73 Pages

1	NAMES OF REPORTING PERSONS Nancy Leeds-Bunt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 196,500
	6	SHARED VOTING POWER 235,850*
	7	SOLE DISPOSITIVE POWER 196,500
	8	SHARED DISPOSITIVE POWER 235,850
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,350
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.14%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 5 of 73 Pages

1	NAMES OF REPORTING PERSONS David Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 157,262
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 157,262
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,262
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 6 of 73 Pages

1	NAMES OF REPORTING PERSONS Carol Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 10,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 7 of 73 Pages

1	NAMES OF REPORTING PERSONS Jake Bunt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 8 of 73 Pages

1	NAMES OF REPORTING PERSONS Michele Rosenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,441,068*
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,441,068
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,441,068
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.32%
12	TYPE OF REPORTING PERSON (see instructions) IN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 9 of 73 Pages

1	NAMES OF REPORTING PERSONS Generation Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 238,583
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 238,583
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 238,583
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.63%
12	TYPE OF REPORTING PERSON (see instructions) PN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 10 of 73 Pages

1	NAMES OF REPORTING PERSONS 2nd Generation Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,414
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,414
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,414
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 11 of 73 Pages

1	NAMES OF REPORTING PERSONS Aspire Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 519,800
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 519,800
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 519,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.37%
12	TYPE OF REPORTING PERSON (see instructions) PN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 12 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds Declaration of Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,650,497
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,650,497
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,650,497
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.36%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 13 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds 2020 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 574,378
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 574,378
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 574,378
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.52%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 14 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds 2020 GRAT # 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 853,243
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 853,243
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 853,243
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.26%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 15 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds 2008 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,475,105
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,475,105
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,475,105
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.55%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 16 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 440,557
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 440,557
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 440,557
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.17%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 17 of 73 Pages

1	NAMES OF REPORTING PERSONS Jamie Leeds Trust UA Dtd 5/2/2008
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,667
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 16,667
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 18 of 73 Pages

1	NAMES OF REPORTING PERSONS Stacey Leeds Trust UA Dtd 7/8/2008
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,667
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 16,667
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 19 of 73 Pages

1	NAMES OF REPORTING PERSONS Steven Leeds Trust UA Dtd 5/2/2008
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,666
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 16,666
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 20 of 73 Pages

1	NAMES OF REPORTING PERSONS Trust UWO Michael Leeds Fbo Bruce Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,554
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 23,554
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,554
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 21 of 73 Pages

1	NAMES OF REPORTING PERSONS Bruce Leeds 2011 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 20,057
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 20,057
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,057
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.05%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 22 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds 2020 GRAT # 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,104,457
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,104,457
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,104,457
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.92%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 23 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds 2020 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 534,552
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 534,552
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 534,552
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.41%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 24 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds 2008 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,836,136
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,836,136
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,836,136
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.86%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 25 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 439,047
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 439,047
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 439,047
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.16%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 26 of 73 Pages

1	NAMES OF REPORTING PERSONS Jordan Leeds 2016 Trust UA Dtd 1/22/2016
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 27 of 73 Pages

1	NAMES OF REPORTING PERSONS Brandon Leeds 2010 Grantor Trust UA Dtd 8/24/2010
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 28 of 73 Pages

1	NAMES OF REPORTING PERSONS Kasey Leeds 2012 Trust UA Dtd 11/19/2012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 29 of 73 Pages

1	NAMES OF REPORTING PERSONS Hallie Leeds 2020 Trust UA Dtd 12/22/2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 30 of 73 Pages

1	NAMES OF REPORTING PERSONS Trust UWO Michael Leeds Fbo Richard Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,542
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 23,542
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,542
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 31 of 73 Pages

1	NAMES OF REPORTING PERSONS Richard Leeds 2011 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 171,976
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 171,976
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,976
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.45%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 32 of 73 Pages

1	NAMES OF REPORTING PERSONS GML Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 235,850
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 235,850
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,850
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON (see instructions) PN

SCHEDULE 13G
CUSIP No. 37892E 102    Page 33 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds 2020 GRAT # 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 528,567
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 528,567
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 528,567
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.40%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 34 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds 2020 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 537,297
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 537,297
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,297
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.42%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 35 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds Declaration Of Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,059,396
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,059,396
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,059,396
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.80%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 36 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds 2008 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,809,666
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,809,666
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.43%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 37 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 440,557
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 440,557
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 440,557
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.17%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 38 of 73 Pages

1	NAMES OF REPORTING PERSONS Andrew Leeds Trust U/A/D/ 05/20/2005
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 39 of 73 Pages

1	NAMES OF REPORTING PERSONS Alex Leeds Trust U/A/D/ 09/05/2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 40 of 73 Pages

1	NAMES OF REPORTING PERSONS Jessica Leeds Trust U/A/D 12/17/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 41 of 73 Pages

1	NAMES OF REPORTING PERSONS Matthew Leeds 2010 Trust U/A/D/ 1/4/2010
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 12,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 12,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 42 of 73 Pages

1	NAMES OF REPORTING PERSONS Trust UWO Michael Leeds FBO Robert Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,552
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 23,552
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,552
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 43 of 73 Pages

1	NAMES OF REPORTING PERSONS Robert Leeds 2011 Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,358
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 18,358
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,358
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.05%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 44 of 73 Pages

1	NAMES OF REPORTING PERSONS Alex Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 45 of 73 Pages

1	NAMES OF REPORTING PERSONS Andrew Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 46 of 73 Pages

1	NAMES OF REPORTING PERSONS Brandon Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 47 of 73 Pages

1	NAMES OF REPORTING PERSONS Hallie Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 48 of 73 Pages

1	NAMES OF REPORTING PERSONS Jamie Lynn Meltsner 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 49 of 73 Pages

1	NAMES OF REPORTING PERSONS Jessica Rosen 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 50 of 73 Pages

1	NAMES OF REPORTING PERSONS Jordan Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 51 of 73 Pages

1	NAMES OF REPORTING PERSONS Kasey Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 52 of 73 Pages

1	NAMES OF REPORTING PERSONS Matthew Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 53 of 73 Pages

1	NAMES OF REPORTING PERSONS Stacey Leeds Cohen 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 54 of 73 Pages

1	NAMES OF REPORTING PERSONS Steven Leeds 2021 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 620,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 620,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.64%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 55 of 73 Pages

1	NAMES OF REPORTING PERSONS Paul Leeds Marital Tru/A DTD 10/24/2006 FBO Roberta Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,840
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,840
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 56 of 73 Pages

1	NAMES OF REPORTING PERSONS Paul Leeds GSTTr U/A Dtd 10/24/2006 FBO Nancy Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,080
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,080
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,080
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (see instructions) OO

SCHEDULE 13G
CUSIP No. 37892E 102    Page 57 of 73 Pages

1	NAMES OF REPORTING PERSONS Paul Leeds GST Tr U/A Dtd 10/24/2006 FBO David Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,080
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,080
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,080
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (see instructions) OO

Item 1(a)     Name of Issuer:

Global Industrial Company ay (f/k/a Systemax Inc.) (the “Company”)
Item 1(b)     Address of Issuer’s Principal Executive Offices:
11 Harbor Park Drive
Port Washington, NY 11050
Item 2(a)     Name of Person Filing:
This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(k)(1)(ii) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)     Address of Principal Business Office or, if None, Residence:

(1)For: Generation Partners LP, 2nd Generation Partners LLC, Aspire Partners LP, Bruce Leeds, Richard Leeds, Robert Leeds, Bruce Leeds Declaration of Trust, Bruce Leeds 2020 GRAT, Bruce Leeds 2020 GRAT # 2, Bruce Leeds 2008 Family Trust, Bruce Leeds Irrevocable Trust, Jamie Leeds Trust UA Dtd 5/2/2008, Stacey Leeds Trust UA Dtd 7/8/2008, Steven Leeds Trust UA Dtd 5/2/2008, Trust UWO Michael Leeds FBO Bruce Leeds, Bruce Leeds 2011 Family Trust, Richard Leeds 2020 GRAT # 2, Richard Leeds 2020 GRAT, Richard Leeds 2008 Family Trust, Richard Leeds Irrevocable Trust, Jordan Leeds 2016 Trust UA Dtd 1/22/2016, Brandon Leeds 2010 Grantor Trust UA Dtd 8/24/2010, Kasey Leeds 2012 Trust UA Dtd 11/19/2012, Hallie Leeds 2020 Trust UA Dtd 12/22/2020, Trust UWO Michael Leeds Fbo Richard Leeds, Richard Leeds 2011 Family Trust, GML Partners LP, Robert Leeds 2020 GRAT # 2, Robert Leeds 2020 GRAT, Robert Leeds Declaration Of Trust, Robert Leeds 2008 Family Trust, Robert Leeds Irrevocable Trust, Andrew Leeds Trust U/A/D/ 05/20/2005, Alex Leeds Trust U/A/D/ 09/05/2014, Jessica Leeds Trust U/A/D 12/17/2004, Matthew Leeds 2010 Trust U/A/D/ 1/4/2010, Trust UWO Michael Leeds FBO Robert Leeds, Robert Leeds 2011 Family Trust, Alex Leeds 2021 Trust, Andrew Leeds 2021 Trust, Brandon Leeds 2021 Trust, Hallie Leeds 2021 Trust, Jamie Lynn Meltsner 2021 Trust, Jessica Rosen 2021 Trust, Jordan Leeds 2021 Trust, Kasey Leeds 2021 Trust, Matthew Leeds 2021 Trust, Stacey Leeds Cohen 2021 Trust, Steven Leeds 2021 Trust, Paul Leeds Marital Tru/A DTD 10/24/2006 FBO Roberta Leeds, Paul Leeds GSTTr U/A Dtd 10/24/2006 FBO Nancy Leeds, and Paul Leeds GST Tr U/A Dtd 10/24/2006 FBO David Leeds:

c/o Global Industrial Company.
11 Harbor Park Drive
Port Washington, NY 11050

(2)For: Michele Rosenberg:
Cornick Garber & Sandler LLP
555 Madison Avenue, 16th floor
New York, NY 10022

(3)For: Carol Leeds:

901 East Camino Real, #14D
Boca Raton, FL 33432

(4)For: David Leeds:

20450 Vista Flora Rd
Murrieta Ca 92562

(5)For: Nancy Leeds Bunt and Jake Bunt:

320 Central Park West, Apt. 10-A
New York, NY 10025
Item 2(c)     Citizenship:
Each of the persons filing this statement is a United States citizen, a limited partnership or limited liability company organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.
Item 2(d)     Title of Class of Securities:
This statement relates to the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

Item 2(e)     CUSIP Number:

37892E 102
Item 3.         For Statements Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or ( c):
Not applicable.
Item 4(a), (b)
and (c).         Ownership:

Bruce Leeds is the beneficial owner of 11,473,655 shares of Common Stock of the Company, representing 30.34% of the total number of shares outstanding as of December 31, 2021. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 3,128,118 of such shares (including 1,650,497 shares owned by the Bruce Leeds Declaration of Trust, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; 853,243 shares owned by the Bruce Leeds 2020 GRAT #2, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; 574,378 shares owned by the Bruce Leeds 2020 GRAT #2, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; and 50,000 shares owned by trusts for the benefit of Mr. Leeds’ family members for which Mr. Leeds acts as trustee) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 8,345,537 of such shares (including an aggregate of 7,585,470 shares owned by trusts for the benefit of Mr. Leeds’ family members for which Mr. Leeds acts as co-trustee; 519,800 shares owned by Aspire Partners L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; 238,583 shares owned by Generation Partners, L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; and 1,414 shares owned by 2nd Generation Partners LLC, a limited liability company equally owned by Mr. Leeds and two other members).
Richard Leeds is the beneficial owner of 15,212,187 shares of Common Stock of the Company, representing 40.23% of the total number of shares outstanding as of December 31, 2021. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 2,995,134 of such shares (including 1,306,125 shares owned by Mr. Leeds individually; 1,104,457 shares owned by the Richard Leeds 2020 GRAT #2, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; 534,552 shares owned by the Richard Leeds 2020 GRAT, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee, and 50,000 shares owned by trusts for the benefit of Mr. Leeds’ family members for which Mr. Leeds acts as trustee) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 12,217,053 of such shares (including an aggregate of 11,221,406 shares owned by trusts for the benefit of reporting person's family members for which Mr. Leeds acts as co-trustee, 519,800 shares owned by Aspire Partners L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; 238,583 shares owned by Generation Partners, L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; 235,850 shares owned by GML Partners LP, of which a limited liability company controlled by Mr. Leeds is a general partner; and 1,414 shares owned by 2nd Generation Partners LLC, a limited liability company equally owned by Mr. Leeds and two other members).
Robert Leeds is the beneficial owner of 15,161,477 shares of Common Stock of the Company, representing 40.10% of the total number of shares outstanding as of December 31, 2021. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 2,175,260 of such shares (including 1,059,396 shares owned by the Robert Leeds Declaration Of Trust, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; 528,567 shares owned by the Robert Leeds 2020 GRAT #2, a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; 537,297 shares owned by the Robert Leeds 2020 GRAT a trust for the benefit of Mr. Leeds and of which Mr. Leeds is the trustee; and 50,000 shares owned by trusts for the benefit of Mr. Leeds’ family members for which Mr. Leeds acts as trustee) ) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 12,986,217 of such shares (including an aggregate of 12,226,420 shares owned by trusts for the benefit of Mr. Leeds’ family for which Mr. Leeds acts as trustee or co-trustee: 519,800 shares owned by Aspire Partners L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; 238,583 shares owned by Generation Partners, L.P., the general partner of which is limited liability company equally owned by Mr. Leeds and two other members; and 1,414 shares owned by 2nd Generation Partners LLC, a limited liability company equally owned by Mr. Leeds and two other members).
Nancy Leeds-Bunt is the beneficial owner of 432,350 shares of Common Stock of the Company, representing 1.14% of the total number of shares outstanding as of December 31, 2021. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 196,500 of such shares, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 235,850 of such shares, all of which are owned by GML Partners LP, of which Ms. Leeds-Bunt is a general partner.
David Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 227,262 shares of Common Stock of the Company, representing 0.63% of the total number of shares outstanding as of December 31, 2021.
Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 2021.
Jake Bunt is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,000 shares of Common Stock of the Company, representing 0.01% of the total number of shares outstanding as of December 31, 2021.
Michele Rosenberg is the beneficial owner of 8,441,068 shares of Common Stock of the Company, representing 22.32% of the total number of shares outstanding as of December 31, 2021. Ms. Rosenberg has shared power to vote or to direct the vote and to dispose or to direct the disposition of 8,441,068 of such shares as an independent co-trustee of the Bruce Leeds 2008 Family Trust, the Bruce Leeds Irrevocable Trust, the Richard Leeds 2008 Family Trust, the Richard Leeds Irrevocable Trust, the Robert Leeds 2008 Family Trust and the Robert Leeds Irrevocable Trust, which are trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds, respectively.
Generation Partners LP is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 238,583 shares of Common Stock of the Company, representing 0.63% of the total number of shares outstanding as of December 31, 2021.
2nd Generation Partners LLC is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,414 shares of Common Stock of the Company, representing 0.01% of the total number of shares outstanding as of December 31, 2021.
Aspire Partners LP is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 519,800 shares of Common Stock of the Company, representing 1.37% of the total number of shares outstanding as of December 31, 2021.
Bruce Leeds Declaration of Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,650,497 shares of Common Stock of the Company, representing 4.36% of the total number of shares outstanding as of December 31, 2021.
Bruce Leeds 2020 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 574,378 shares of Common Stock of the Company, representing 1.52% of the total number of shares outstanding as of December 31, 2021.

Bruce Leeds 2020 GRAT # 2 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 853,243 shares of Common Stock of the Company, representing 2.26% of the total number of shares outstanding as of December 31, 2021.
Bruce Leeds 2008 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 2,475,105 shares of Common Stock of the Company, representing 6.55% of the total number of shares outstanding as of December 31, 2021.
Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 440,557 shares of Common Stock of the Company, representing 1.17% of the total number of shares outstanding as of December 31, 2021.
Jamie Leeds Trust UA Dtd 5/2/2008 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 16,667 shares of Common Stock of the Company, representing 0.04% of the total number of shares outstanding as of December 31, 2021.
Stacey Leeds Trust UA Dtd 7/8/2008 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 16,667 shares of Common Stock of the Company, representing 0.04% of the total number of shares outstanding as of December 31, 2021.
Steven Leeds Trust UA Dtd 5/2/2008 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 16,666 shares of Common Stock of the Company, representing 0.04% of the total number of shares outstanding as of December 31, 2021.
Trust UWO Michael Leeds Fbo Bruce Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 23,554 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Bruce Leeds 2011 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 20,057 shares of Common Stock of the Company, representing 0.05% of the total number of shares outstanding as of December 31, 2021.
Richard Leeds 2020 GRAT # 2 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,104,457 shares of Common Stock of the Company, representing 1.41% of the total number of shares outstanding as of December 31, 2021.
Richard Leeds 2020 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 534,552 shares of Common Stock of the Company, representing 4.36% of the total number of shares outstanding as of December 31, 2021.
Richard Leeds 2008 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,836,136 shares of Common Stock of the Company, representing 4.86% of the total number of shares outstanding as of December 31, 2021.
Richard Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 439,047 shares of Common Stock of the Company, representing 1.16% of the total number of shares outstanding as of December 31, 2021.
Each of Jordan Leeds 2016 Trust UA Dtd 1/22/2016, Brandon Leeds 2010 Grantor Trust UA Dtd 8/24/2010, Kasey Leeds 2012 Trust UA Dtd 11/19/2012, and Hallie Leeds 2020 Trust UA Dtd 12/22/2020 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 12,500 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 2021.
Trust UWO Michael Leeds Fbo Richard Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 23,542 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Trust UWO Michael Leeds Fbo Richard Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 23,542 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Richard Leeds 2011 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 171,976 shares of Common Stock of the Company, representing 0.45% of the total number of shares outstanding as of December 31, 2021.

GML Partners LP is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 235,850 shares of Common Stock of the Company, representing 0.62% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds 2020 GRAT # 2 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 528,567 shares of Common Stock of the Company, representing 1.42% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds 2020 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 537,297 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds Declaration Of Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,059,396 shares of Common Stock of the Company, representing 7.43% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds 2008 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 2,809,666 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 440,557 shares of Common Stock of the Company, representing 1.17% of the total number of shares outstanding as of December 31, 2021.
Each of Andrew Leeds Trust U/A/D/ 05/20/2005, Alex Leeds Trust U/A/D/ 09/05/2014, Jessica Leeds Trust U/A/D 12/17/2004, and Matthew Leeds 2010 Trust U/A/D/ 1/4/2010 is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 12,500 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 2021.
Trust UWO Michael Leeds FBO Robert Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 23,552 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 2021.
Robert Leeds 2011 Family Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 18,358 shares of Common Stock of the Company, representing 0.05% of the total number of shares outstanding as of December 31, 2021.
Each of Alex Leeds 2021 Trust; Andrew Leeds 2021 Trust; Brandon Leeds 2021 Trust; Hallie Leeds 2021 Trust; Jamie Lynn Meltsner 2021 Trust; Jessica Rosen 2021 Trust; Jordan Leeds 2021 Trust; Kasey Leeds 2021 Trust; Matthew Leeds 2021 Trust; Stacey Leeds Cohen 2021 Trust; and Steven Leeds 2021 Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 620,000 shares of Common Stock of the Company, representing 1.64% of the total number of shares outstanding as of December 31, 2021.
Paul Leeds Marital Tru/A DTD 10/24/2006 FBO Roberta Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 5,840 shares of Common Stock of the Company, representing 0.02% of the total number of shares outstanding as of December 31, 2021.
Each of Paul Leeds GSTTr U/A Dtd 10/24/2006 FBO Nancy Leeds and Paul Leeds GST Tr U/A Dtd 10/24/2006 FBO David Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 2,080 shares of Common Stock of the Company, representing 0.01% of the total number of shares outstanding as of December 31, 2021.
The Company and each of the persons listed above  (“Holders”) have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.
Item 5.         Ownership of Five Percent or Less of a Class:
Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.
Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.
Item 8.         Identification and Classification of Members of the Group:
See Item 4 above.
Item 9.         Notice of Dissolution of Group:
Not Applicable.
Item 10.     Certification:
Not applicable.

SIGNATURES
After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.
Date: February 14, 2022

/s/ BRUCE LEEDS
Bruce Leeds

/s/ RICHARD LEEDS
Richard Leeds

/s/ ROBERT LEEDS
Robert Leeds

/s/ DAVID LEEDS
David Leeds

/s/ NANCY LEEDS-BUNT
Nancy Leeds-Bunt

/s/ CAROL LEEDS
Carol Leeds

/s/ JAKE BUNT
Jake Bunt

/s/ MICHELE ROSENBERG
Michele Rosenberg

GENERATION PARTNERS, L.P.
BY: 2ND GENERATION PARTNERS LLC, GENERAL PARTNER

By: /s/ BRUCE LEEDS
Bruce Leeds, as Member

By: /s/ RICHARD LEEDS
Richard Leeds, as Member

By: /s/ ROBERT LEEDS
Robert Leeds, as Member

2ND GENERATION PARTNERS LLC

By: /s/ BRUCE LEEDS
Bruce Leeds, as Member

By: /s/ RICHARD LEEDS
Richard Leeds, as Member

By: /s/ ROBERT LEEDS
Robert Leeds, as Member

ASPIRE PARTNERS L.P.
BY: ASPIRE PARTNERS LLC, GENERAL PARTNER

By: /s/ BRUCE LEEDS
Bruce Leeds, as Member

By: /s/ RICHARD LEEDS
Richard Leeds, as Member

By: /s/ ROBERT LEEDS
Robert Leeds, as Member

BRUCE LEEDS DECLARATION OF TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

BRUCE LEEDS 2020 GRAT

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

BRUCE LEEDS 2020 GRAT # 2

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

BRUCE LEEDS 2008 FAMILY TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

BRUCE LEEDS IRREVOCABLE TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

JAMIE LEEDS TRUST UA DTD 5/2/2008

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

STACEY LEEDS TRUST UA DTD 7/8/2008

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

STEVEN LEEDS TRUST UA DTD 5/2/2008

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

TRUST UWO MICHAEL LEEDS FBO BRUCE LEEDS

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

BRUCE LEEDS 2011 FAMILY TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

RICHARD LEEDS 2020 GRAT

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

RICHARD LEEDS 2020 GRAT # 2

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

RICHARD LEEDS 2008 FAMILY TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

RICHARD LEEDS IRREVOCABLE TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

BRANDON LEEDS 2010 GRANTOR TRUST UA DTD 8/24/2010

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

HALLIE LEEDS 2020 TRUST UA DTD 12/22/2020

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

JORDAN LEEDS 2016 TRUST UA DTD 1/22/2016

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

KASEY LEEDS 2012 TRUST UA DTD 11/19/2012

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

TRUST UWO MICHAEL LEEDS FBO RICHARD LEEDS

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

RICHARD LEEDS 2011 FAMILY TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

GML PARTNERS, L.P.

By: /s/ NANCY LEEDS-BUNT
Nancy Leeds-Bunt, General Partner

ROBERT LEEDS 2020 GRAT

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

ROBERT LEEDS 2020 GRAT # 2

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

ROBERT LEEDS DECLARATION OF TRUST

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

ROBERT LEEDS 2008 FAMILY TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

ROBERT LEEDS IRREVOCABLE TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ MICHELE ROSENBERG
Michele Rosenberg, as Trustee

ALEX LEEDS TRUST U/A/D/ 09/05/2014

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

ANDREW LEEDS TRUST U/A/D/ 05/20/2005

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

JESSICA LEEDS TRUST U/A/D 12/17/2004

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

MATTHEW LEEDS 2010 TRUST U/A/D/ 1/4/2010

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

TRUST UWO MICHAEL LEEDS FBO ROBERT LEEDS

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

ROBERT LEEDS 2011 FAMILY TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

ALEX LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

ANDREW LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

BRANDON LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

HALLIE LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

JAMIE LYNN MELTSNER 2021 TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

JESSICA ROSEN 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

JORDAN LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

KASEY LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

MATTHEW LEEDS 2021 TRUST

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

STACEY LEEDS COHEN 2021 TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

STEVEN LEEDS 2021 TRUST

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ ROBERT LEEDS
Robert Leeds, as Trustee

PAUL LEEDS MARITAL TR U/A DTD 10/24/2006 FBO ROBERTA LEEDS

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

PAUL LEEDS GST TR U/A DTD 10/24/2006 FBO NANCY LEEDS

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee

PAUL LEEDS GST TR U/A DTD 10/24/2006 FBO DAVID LEEDS

By: /s/ BRUCE LEEDS
Bruce Leeds, as Trustee

By: /s/ RICHARD LEEDS
Richard Leeds, as Trustee